Exhibit 2.n.1

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Selected Condensed Consolidated Financial Data,” “Senior Securities,” and “Independent Registered Public Accounting Firm” and to the use of our reports dated (i) March 1, 2013, with respect to the consolidated financial statements of American Capital, Ltd. as of December 31, 2012, and for each of the three years in the period ended December 31, 2012, the consolidated financial highlights for each of the five years in the period ended December 31, 2012, and the schedule of investments in and advances to affiliates as of and for the year ended December 31, 2012, and (ii) July 25, 2013, with respect to the senior securities table as of December 31, 2012 included in the Pre-effective Amendment No. 2 to the Registration Statement (Form N-2 No. 333-183926) and related Prospectus of American Capital, Ltd. for the registration of common stock, preferred stock, subscription rights, or debt securities up to an aggregate initial offering price of $1,000,000,000.

/s/ Ernst & Young LLP

McLean, Virginia
September 27, 2013